Exhibit 5.1

October 21, 2025

Blink Charging Co.

5081 Howerton Way, Suite A

Bowie, Maryland 20715

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Blink Charging Co., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed by the Company on the date hereof (as it may be amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale from time to time by the selling stockholders (the “Selling Stockholders”) identified in the prospectus constituting a part of the Registration Statement (the “Prospectus”) of up to 13,595,059 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 9,696,882 shares of Common Stock issued and outstanding (the “Issued Shares”), and (ii) 3,898,177 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants (the “Warrants”). The Shares were issued or will be issued to the Selling Stockholders pursuant to either (i) that certain Agreement and Plan of Merger, dated as of April 18, 2023 (as amended, the “Merger Agreement”), by and among the Company, Envoy Mobility, Inc. (formerly Blink Mobility, LLC), Mobility Merger Sub Inc., Envoy Technologies, Inc. and Fortis Advisors LLC, as equityholders’ agent, or (ii) that certain Warrant Agreement, dated as of August 19, 2025 (the “Warrant Agreement” and, together with the Merger Agreement, the “Transaction Documents”), by and between the Company and the former equityholders of Envoy Technologies, Inc., through their agent, Fortis Advisors LLC.

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (a) the Registration Statement, (b) the Prospectus, (c) the Merger Agreement, (d) the Warrant Agreement, (e) the Company’s Articles of Incorporation, as amended to date, (f) the Company’s Bylaws, as amended to date, and (g) certain resolutions adopted by the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us:

(i) the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete; and

October 21, 2025

(ii) that each of the Transaction Documents has been duly authorized, executed and delivered by each party thereto, that each such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and all jurisdictions where it is conducting business or otherwise required to be so qualified, that each such party has full power, authority and legal right to enter into and perform the terms and conditions of each of the Transaction Documents to be performed by it, that the representations and warranties of each such party as set forth in each of the Transaction Documents when made were, and on the date hereof are, true and complete, and that each of the Transaction Documents constitutes a legal, valid and binding obligation of each such party, enforceable against it in accordance with its terms.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that:

1.	The Issued Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.	The Warrant Shares have been duly authorized and, when issued, delivered and paid for upon valid exercise of the Warrants in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid, nonassessable and binding obligations of the Company.

The foregoing opinion is limited to the corporate laws of the State of Nevada as in effect on the date hereof and we do not express any opinion herein concerning any other law. We express no opinion and provide no assurance as to the applicability or effect of any federal or state securities laws, rules or regulations, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any laws other than the corporate laws of the State of Nevada as in effect on the date hereof, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, /s/ OLSHAN FROME WOLOSKY LLP

OLSHAN FROME WOLOSKY LLP